Exhibit 10.101

EXECUTION COPY

SHARE PURCHASE AGREEMENT

dated as of

May 2, 2001

between

ALLIANCE CAPITAL MANAGEMENT CORPORATION OF DELAWARE

and

EFM HOLDINGS GMBH

relating to the purchase and sale

of

51% of the outstanding share capital

of

EAST FUND MANAGEMENTBERATUNG GMBH

ii

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated as of May 2, 2001 is by and between EFM Holdings GmbH, an Austrian Gesellschaft mit beschrankter Haftung (“Buyer”) and Alliance Capital Management Corporation of Delaware, a Delaware corporation (“Seller”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, Buyer is a new entity formed by certain former executives of Seller or its Affiliates (as defined herein) for the purpose of effecting the transactions contemplated hereby;

WHEREAS, Seller owns 51% of the issued and outstanding share capital  of East Fund Managementberatung GmbH (the “Joint Venture”);

WHEREAS, Seller desires to sell the Share (as defined herein) to Buyer, and Buyer desires to purchase the Share from Seller, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, simultaneous with the consummation of the transactions contemplated by this Agreement, Buyer intends to purchase the remaining 49% outstanding interest in the Joint Venture from Capital Invest (as defined herein)  (the “Concurrent Purchase”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Joint Venture nor any of its Subsidiaries shall be considered an Affiliate of either Seller or, prior to the Closing Date, Buyer.  For purposes hereof, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession of the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Alliance Capital” means Alliance Capital Management L.P.

 “Alliance Research” means all research reports, market research, “sell side” research, and other investment related research information (including the related analysis, statistical and economic data) generated by Alliance Capital or any of its wholly-owned Subsidiaries, (i) including, without limitation, those generated by economists and analysts employed by Alliance Capital or any of its wholly-owned Subsidiaries and those made available to Alliance Capital’s largest clients through a service generally referred to as “Alliance Capital Express Research” and (ii) excluding any of the foregoing used or to be used by Alliance Capital or any of its Subsidiaries to evaluate investments to be made solely for its own account and not otherwise made available to clients of Alliance Capital or its Subsidiaries.

“ATS” means Austrian Schillings.

“Business Day” means any day other than a day on which banks are authorized or required to be closed in New York, New York or Vienna, Austria.

“CAIB” means CA IB Investmentbank Aktiengesellschaft.

“Capital Invest” means CAPITAL INVEST die Kapitalanlagegesellschaft der Bank Austria/Creditanstalt Gruppe GmbH.

A “Change of Control” shall be deemed to occur at any time that (i) the Williams Group ceases to beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Act of 1934, as amended) at least 51% of the direct or indirect voting power of the Joint Venture or (ii) the Joint Venture sells, leases or otherwise transfers, directly or indirectly, all or substantially all of its assets to any Person (other than to an Affiliate thereof, at least 51% of which is beneficially owned by the Williams Group).

“Closing Date” means the date of this Agreement.

“Competing Business” means any investment management business other than the business of managing, promoting, forming, advising, financing or marketing investment funds and portfolios in the private equity market.  For the avoidance of doubt, neither the Joint Venture or any of its Affiliates shall be deemed to be engaged in a “Competing Business” by virtue of any interest it or any of its directors, officers or stockholders have in any business conducted by Alliance Capital or any of its Subsidiaries or by virtue of its winding down all of the retail funds currently managed by the Joint Venture.

“Joint Venture Documents” means any contract, agreement or other arrangement relating to the organization, management, affairs or business of the Joint Venture.

“knowledge of Seller” means matters actually known to the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Alliance Capital.

“Lien” means with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Notarial Deed and Assignment Agreement” means the Notarial Deed and Assignment Agreement to be filed in Austria to effect the purchase and sale of the Share as set forth in this Agreement under Austrian law.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Powers of Attorney” shall mean the powers of attorney executed by each of Buyer and Seller sufficient to give each of their respective agents in Austria the requisite authority to execute and file the Notarial Deed and Assignment Agreement in Austria on their behalf.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Third Party Research” means all research reports, market research, “sell side” research, and other investment related research information (including the related analyses, statistical and economic data) generated by third parties or entities in which Alliance owns an equity interest (including, but not limited to, Alliance Capital’s non-wholly owned Subsidiaries and any entity structured as a joint venture or partnership in which Alliance Capital has an equity interest) for the benefit or use of Alliance Capital or any of its Subsidiaries, but excluding any of the foregoing used by Alliance Capital or any of its Subsidiaries to evaluate investments to be made solely for its own account and not otherwise made available to clients of Alliance Capital or its Subsidiaries.

“Williams Group” means, collectively, Dave H. Williams, Reba W. Williams, their lawful heirs and/or trust(s) established primarily for the benefit of Mr. and/or Mrs. Williams and/or members of their family.

(b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Alliance Information	5.03
Arbitration Notice	9.06
ATS	Recitals
BankAustria	2.02
Claim	8.03
Closing	2.02
Concurrent Purchase	Recitals
Damages	8.02
Indemnified Party	8.03
Indemnifying Party	8.03
Joint Venture	Recitals
Non-Compete	2.02
Partnership Agreement	6.04
Potential Contributor	8.05
Purchase Price	2.01
Releasing Party	5.02
Rules	9.06
Share	2.01
Third Party Claim	8.03
Transfer Taxes	2.02

ARTICLE 2
PURCHASE AND SALE

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, Seller’s entire participation (Geschäftsanteil) in the share capital of the Joint Venture, corresponding to a share (Stammeinlage) of nominal value ATS 2,040,000 (the “Share”).  The purchase price for the Share (the “Purchase Price”) is $2,500,000 (two million and five hundred thousand United States dollars) in cash.  The Purchase Price shall be paid as provided in Section 2.02.

Section 2.02.  Closing.  (a) The closing (the “Closing”) of the purchase and sale of the Share hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, or such other place as Buyer and Seller may agree, simultaneously with the execution and delivery of this Agreement.

(b)   At the Closing:

(i)    Buyer shall cause to be delivered to Seller the Purchase Price in immediately available funds by wire transfer to an account of Seller with a bank previously designated by Seller;

(ii)   The Notarial Deed and Assignment Agreement shall be executed and filed in Austria by the agents designated by each of Buyer and Seller pursuant to the Powers of Attorney;

(iii)  Buyer shall deliver to Seller a certificate or certificates (A) signed by the Joint Venture, CA IB (or its successor) and BankAustria Aktiengesellschaft (“BankAustria”) acknowledging that Seller’s obligations under Article 10 (Non-Competition/Exclusivity Covenant) of the Stock Purchase Agreement dated as of March 3, 1998 among the Joint Venture, CA, IB, Bank Austria and Seller (the “Non-Compete”) are no longer in effect, (B) signed by Capital Invest acknowledging that its right of first refusal under Section 11 of the articles of association of the Joint Venture is no longer in effect and (C) signed by CAIB acknowledging that its right to purchase 1% of the Share pursuant to a Stockholder Option Agreement dated August 26, 1998 between Seller and CAIB is no longer in effect;

(iv)  Seller shall deliver to Buyer a certificate signed by Seller (A) acknowledging that the obligations of CA IB, Bank Austria and the Joint Venture under the Non-Compete are no longer in effect and (B) acknowledging that its right of first refusal under Section 11 of the articles of association of the Joint Venture is no longer in effect; and

(v)   Seller will deliver to Buyer the resignation and general release in favor of the Joint Venture (in form and substance satisfactory to Buyer) of each of Robert Joseph and Norman Bergel, effective as of the Closing, from their position with the Joint Venture; provided that any such release shall specifically exclude any present or future claim Mr. Joseph or Mr. Bergel (as applicable) may have against the Joint Venture for indemnification related to third party claims arising out or related to his service as a director or representative of the Joint Venture.

(c)   All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar tax) (“Transfer Taxes”) and any expenses in connection with the filing of necessary tax returns and other documentation with respect to such taxes shall be borne equally by Buyer and Seller.  Seller and Buyer shall cooperate in the filing of all necessary tax returns and other documentation with respect to all such taxes and fees.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof that:

Section 3.01.  Corporate Existence and Power.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 3.02.  Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and the Notarial Deed and Assignment Agreement and the consummation by Seller of the transactions contemplated hereby and thereby are within the corporate powers of Seller and have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement constitutes and, when executed and delivered in accordance with its terms, the Notarial Deed and Assignment Agreement will constitute, a valid and binding agreement of Seller, enforceable in accordance with its terms.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the Notarial Deed and Assignment Agreement and the consummation by Seller of the transactions contemplated hereby and thereby, require no material action by or in respect of, or material filing with, any governmental body, agency or official.

Section 3.04.  Non-contravention. The execution, delivery and performance by Seller of this Agreement and the Notarial Deed and Assignment Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the constituent documents of Seller, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to Seller, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or (iv) result in the creation or imposition of any material Lien on any asset of Seller.

Section 3.05.  Ownership of Shares.  Seller is the record and beneficial owner of the Share, which, to the knowledge of Seller, constitutes 51% of the entire authorized and outstanding share capital of the Joint Venture, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Share, free and clear of any Lien.  Seller has not sold, assigned or transferred any portion of the Share, nor is there any outstanding subscriptions, options, warrants, calls, puts, contracts, demands, commitments, rights of first refusal or other arrangements or agreements with respect to the Share.

Section 3.06.  Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller threatened against or affecting, Seller or any of its officers or directors before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Notarial Deed and Assignment Agreement.

Section 3.07.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller that might be entitled to any fee or commission from Buyer or the Joint Venture in connection with the transactions contemplated by this Agreement or the Notarial Deed and Assignment Agreement.

Section 3.08.  Inspections; No Other Representations.  Except expressly as set forth in this Agreement, Seller has not relied on any representations or warranties of Buyer to make its decision with respect to the execution, delivery and performance of this Agreement and the Notarial Deed and Assignment Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date that:

Section 4.01.  Corporate Existence and Power.  Buyer is a Gesellschaft mit beschrankter Haftung duly incorporated, validly existing and in good standing under the laws of Austria and has all requisite powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Notarial Deed and Assignment

Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement constitutes and, when executed and delivered in accordance with its terms, the Notarial Deed and Assignment Agreement will constitute, a valid and binding agreement of Buyer, enforceable in accordance with its terms.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Notarial Deed and Assignment Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any governmental body, agency or official.

Section 4.04.  Non-contravention.  The execution, delivery and performance by Buyer of this Agreement and the Notarial Deed and Assignment Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii)  require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

Section 4.05.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or any of its officers or directors before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Notarial Deed and Assignment Agreement.

Section 4.06.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer that might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement or the Notarial Deed and Assignment Agreement.

Section 4.07.  Purchase for Investment. Buyer is purchasing the Share for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Share and is capable of bearing the economic risks of such investment. To the extent necessary or appropriate, Buyer has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Joint Venture as contemplated hereunder.

Section 4.08.  Inspections; No Other Representations.  (a) Certain of the directors and shareholders, direct or indirect, of Buyer have been, and were, immediately prior to the date hereof, employed by Seller and its Affiliates and have been actively involved in the management of the Joint Venture.  Accordingly, Buyer (i) is familiar with the Joint Venture and its business, (ii) has at all times had complete and open access to the key employees, documents and facilities of the Joint Venture and (iii) has conducted such investigation as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Notarial Deed and Assignment Agreement.

(b)   Buyer agrees to accept the Share and the Joint Venture in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or the Notarial Deed and Assignment Agreement.  Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer, its shareholders, directors or officers of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Joint Venture or the future business and operations of the Joint Venture or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Joint Venture or its business or operations, except, in each case, as expressly set forth in this Agreement or the Notarial Deed and Assignment Agreement.

ARTICLE 5
COVENANTS OF SELLER

Seller agrees that:

Section 5.01.  Confidentiality.  Seller and its Subsidiaries will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Joint Venture and Buyer furnished or otherwise made available to Seller or its Subsidiaries on or prior to the Closing Date, except to the extent such information can be shown to have been (i) in the public domain through no fault of Seller or its Subsidiaries or Affiliates (other than Affiliates of Seller that are, after the date hereof, also Affiliates of the Joint Venture) or (ii) lawfully acquired by Seller after the Closing Date from sources other than Buyer or the Joint Venture; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates in connection with any matter relating to this Agreement or the Notarial Deed and Assignment Agreement so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially.  Seller shall be responsible for any failure to treat such information confidentially by such Persons.  The obligation of Seller and its Subsidiaries to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 5.02.  Contribution of Loans.  Effective as of the Closing Date and in partial consideration of the Joint Venture’s agreement to comply with the provisions of this Agreement applicable to it, Seller for itself and on behalf of all of its Subsidiaries (each, a “Releasing Party”) hereby releases the Joint Venture from any and all indebtedness, liabilities and obligations with respect to the Joint Venture in respect of all funds that have been previously loaned and/or advanced to the Joint Venture by any of the Releasing Parties, such amounts to be treated by all parties as having been contributed to the capital of the Joint Venture by the Releasing Parties.  As of the date hereof, such outstanding balance is the equivalent in Austrian Schillings of $210,000 (two hundred and ten thousand United States dollars).  Seller agrees that the Joint Venture shall be entitled to the benefits of the provisions of this Section 5.02 with the right to enforce the terms hereof.

Section 5.03.  Use of Alliance Information.  (a) For the period beginning on the Closing Date and ending on the earliest to occur of (i) the fifth anniversary thereof, (ii) the date on which a Change of Control shall have occurred and (iii) the date on which the Joint Venture or any of its Affiliates engages (whether directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association (other than where the Joint Venture or any of its Affiliates beneficially owns, as a passive investor, less than 5% of the equity or voting interest in such corporation or joint stock association)) in a Competing Business, Seller agrees, subject to the provisions of clause (b) below, to (A) provide the Joint Venture and its Affiliates with full access to the Alliance Research and to the Third Party Research and (B) provide the employees of the Joint Venture and its Affiliates reasonable access, from time to time by way of telephone conversations, to analysts of Alliance Capital; provided that in the case of clause (B) above, any such access shall not unreasonably interfere with the performance by any such analysts’ of the tasks, duties and responsibilities assigned to them by Alliance Capital and its Affiliates.

The Joint Venture and its Affiliates shall have the right to use the information provided to it by Alliance Capital pursuant to this Section 5.03 (the “Alliance Information”) internally and in making any investment decisions, provided that such use complies with (i) all regulatory and legal requirements applicable to the Joint Venture and (ii) all contractual and licensing restrictions applicable to the use of the Third Party Research.

(b)   The Alliance Research shall be made available to the Joint Venture and its Affiliates on, and in accordance with, the most favorable terms offered by Alliance Capital to any of its clients.  The Third Party Research shall be made available to the Joint Venture and its Affiliates in accordance with the legal and contractual provisions applicable to such Third Party Research.  The foregoing notwithstanding, Seller shall have no obligation to provide the Joint Venture or any of its Affiliates access to any Third Party Research if the granting of such access would, in the reasonable judgment of Seller, (i) violate any legal or contractual obligation of Seller or its Affiliates to any third party or (ii) require Seller or any of its Affiliates to pay additional or incremental fees or other amounts to any third party in connection with the use, dissemination or licensing of such Third Party Research; provided that, in the case of clause (i) above, Seller agrees to use commercially reasonable efforts to obtain the consent of the relevant third party for the dissemination of such Third Party Research to the Joint Venture and its Affiliates and, in the case of clause (ii) above, if Buyer or the Joint Venture is notified in advance of the amount of any such incremental fees or other amounts and agrees to pay such amount, Seller shall provide the Joint Venture with access to the relevant Third Party Research.  Any amounts which Buyer or the Joint Venture agrees to pay pursuant to this Section 5.03(b), shall be payable within 30 Business Days after demand for payment by Alliance Capital.

(c)   Nothing contained in this Section 5.03 shall be construed or interpreted as creating an obligation on Alliance Capital to create or procure any Alliance Research, Third Party Research or other information for the benefit of the Joint Venture or any of its Affiliates, nor shall Buyer, the Joint Venture or any of its Affiliates have any right to direct the creation, or determine the substance or frequency, of any Alliance Information.  As of any date, Seller’s obligations under this Section 5.03 shall be satisfied if it provides the Joint Venture and its Affiliates access to all of the Alliance Information that exists as of such date in accordance with the terms and conditions of this Section 5.03.

(d)   Buyer understands that the Alliance Information is intended solely for the internal use and benefit of the Joint Venture and its Affiliates and may not be disseminated, sold or otherwise provided to any third parties by the Joint Venture or any of its Affiliates.  Buyer acknowledges that Seller makes no representation or warranty with respect to the Alliance Information and any use of or reliance upon such Alliance Information by Buyer, the Joint Venture or any of its Affiliates shall be at their own risk.  Without limiting the generality the foregoing, Buyer hereby waives, and shall cause the Joint Venture and its Affiliates to waive, any and all actions or claims that it may have against Alliance Capital or its Affiliates relating to or arising out of the Alliance Information, or the use thereof by Buyer, the Joint Venture or its Affiliates, including any claim or action based upon any alleged negligence, gross negligence or strict liability of Alliance Capital or any of its Affiliates.

(e)   Buyer will hold, will cause its Affiliates to hold and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, the Alliance Information made available to the Joint Venture and its Affiliates by Seller pursuant to this Section 5.03, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer or any of its Affiliates, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer or any of its Affiliates from sources other than Alliance Capital or its Subsidiaries; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents for use as contemplated by this Section 5.03, so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  Buyer shall be responsible for any failure to treat such information confidentially by such Persons.  The obligation of Buyer to hold, and to cause its Affiliates to hold, any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 5.04.  Maintenance Of Insurance.  Seller agrees, for the period beginning on the Closing Date and ending on the earliest to occur of (i) six months thereafter, (ii) the date on which a Change of Control shall have occurred and (iii) the date on which the Joint Venture notifies Seller that such coverage is no longer required, to maintain for the benefit of the Joint Venture, errors and omissions insurance covering the periods ending on or prior to the Closing Date on terms with respect to coverage and amount no less favorable than those of such policy in effect immediately prior to the date hereof.  The allocable cost of such insurance coverage shall be borne by the Joint Venture.

Section 5.05.  Non-solicitation.  For one year after the Closing Date, Seller agrees, and agrees to cause each of its Subsidiaries, not to solicit for employment or as a consultant or hire or retain as a consultant any employee  (other than through public advertisement) of Buyer or the Joint Venture or any of their respective Affiliates or in any way induce any such employee into terminating his or her employment, except (i) with the prior written consent of Buyer or the Joint Venture, respectively or (ii) for employees that have been terminated by Buyer or the Joint Venture, respectively.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:

Section 6.01.  Access.  Buyer will cause the Joint Venture and its Subsidiaries, on and after the Closing Date, to (a) afford promptly to Seller and its agents reasonable access upon prior written notice and during normal business hours to their books of account, financial, tax and other records, employees and auditors (and furnish financial and other data) to the extent reasonably necessary to permit Seller to respond to, defend, or determine the facts surrounding any claim, action, proceeding, investigation or tax matter directed at or brought against Seller by any third party or taxing authority relating to the activities or business of the Joint Venture and its Subsidiaries as conducted prior to the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of the Joint Venture or its Subsidiaries and (b) instruct the employees of the Joint Venture and its Subsidiaries to cooperate with the reasonable requests of Seller, its employees and its independent accountants in connection with the foregoing.  Seller shall treat all information provided to it pursuant to this Section 6.01 as strictly confidential and shall comply with the terms of Section 5.01 with respect to such information.

Section 6.02.  Trademarks; Tradenames.  (a) Except as set forth in Section 6.02(b), after the Closing, Buyer shall not, and shall not permit the Joint Venture (or any of its Affiliates) to, use any trademarks or tradenames owned or used by Seller on the date hereof (or any derivations thereof), including without limitation, the name “Alliance Capital”.

(b)   For the period beginning on the Closing Date and ending on the earliest to occur of (i) the fifth anniversary thereof, (ii) the date on which a Change of Control shall have occurred and (iii) the date on which the Joint Venture or any of its Affiliates engages (whether directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association (other than where the Joint Venture or any of its Affiliates beneficially owns, as a passive investor, less than 5% of the equity or voting interest in such corporation or joint stock association)) in a Competing Business, the Joint Venture and its Affiliates shall have the right to state in its marketing materials, advertisement or other materials provided or distributed to clients, potential clients, portfolio companies or potential portfolio companies of the Joint Venture or its Affiliates that it is “a research associate of Alliance Capital” or a “research affiliate of Alliance Capital” and shall have the right to include in any such materials a description of Alliance Capital; provided, that Alliance Capital has previously reviewed and approved of such description of Alliance Capital and the use thereof, which approval shall not be unreasonably withheld; and provided further that if such description is delivered by the Joint

Venture to the attention of each of the General Counsel and the Chief Executive Officer of Alliance Capital and neither such individuals respond to the Joint Venture within 10 days after receipt, the consent of Alliance Capital shall be deemed to have been received for the purposes of this Section 6.02(b).  For the avoidance of doubt, it shall not be unreasonable for Alliance Capital to withhold its approval if in its reasonable judgment any such statements, or the use thereof in any materials, would adversely affect any relationship that Alliance Capital or its Subsidiaries has with a third party or would otherwise have an adverse effect on the business or affairs of Alliance Capital or its Subsidiaries.

(c)   The foregoing notwithstanding, (i) neither the Joint Venture nor any of its Affiliates may publicly display or use the name “Alliance Capital” (or any derivation thereof) in Germany or in Austria and (ii) it shall be the sole responsibility of the Joint Venture and its Affiliates to ensure that the use by any of them of the name “Alliance Capital” as contemplated by Section 6.02(b) strictly complies, and is in accordance, with all applicable regulatory and legal requirements (including requirements under all applicable unfair competition laws) relating to (A) the Joint Venture or the applicable Affiliate and (B) Alliance Capital or its Subsidiaries.  No consent granted by Alliance Capital for the use of the name “Alliance Capital” shall in any way relieve the Joint Venture or its Affiliates of their obligations under this Section 6.02(c); provided that, the foregoing notwithstanding, (x) the Joint Venture and its Affiliates shall not be deemed to have violated the provisions of Section 6.02(c)(i) above solely because they state that they are “a research associate of Alliance Capital” or a “research affiliate of Alliance Capital” on any of their business cards or letterhead or in any private meetings that they may have with institutional investors and (y) the Joint Venture and its Affiliates shall be deemed to be in compliance with the provisions of Section 6.02(c)(ii)(B) above if, in any circumstance and in any jurisdiction, it uses and displays the name “Alliance Capital” strictly in accordance with the provisions of Section 6.02(b) and in a manner that is substantially similar to the manner in which Alliance Capital or its Subsidiaries use the name “Alliance Capital” in such circumstance and in such jurisdiction.

Section 6.03.  Payment Of Fees.  As consideration to Seller for affording the Joint Venture and its Affiliates access to the Alliance Information pursuant to Section 5.03, and for granting the Joint Venture and its Affiliates certain rights of association with Alliance Capital pursuant to Section 6.02(b), the Joint Venture hereby agrees to pay, and Buyer agrees to cause the Joint Venture to pay, to Seller a fee in an amount equal to (A) 51% of the portion of (i) the net cash proceeds received by the Joint Venture and its Subsidiaries as a “carry interest” fee under its Investment Management Agreement dated May 9, 1997 with the Romanian Investment Fund Limited in respect of such fund’s investment in Titan Mar minus (ii) any portion of such fee that is payable to the employees of the Joint Venture and its Subsidiaries pursuant to the agreements that exist on the date hereof and, in the aggregate, does not exceed 50% of the total “carry” interest received by the Joint Venture less (B) any and all value added, withholding and similar taxes that would be imposed on the Joint Venture as a result of a payment to Seller pursuant to this Section 6.03.  Such payment shall be made to Seller in cash within thirty days of the earlier to occur of (x) the date on which the amount of such “carry interest” fee has been finally determined by the Joint Venture and (y) the date on which any portion of such “carry interest” fee (or any estimate thereof) has been paid to any employee of the Joint Venture or its Subsidiaries.

Section 6.04.  Release From Partnership Agreement.  The Joint Venture and Seller each agree to cooperate with one another and to use its commercially reasonable efforts (but without any payment of money) to (i) effect the transfer of  Albion Alliance LLC’s interest in Albion Alliance EFM Limited to the Joint Venture and (ii) procure from the required parties to the Amended and Restated Agreement of Limited Partnership of the Czech Direct Equity Fund I L.P. dated January 16, 1998 (the “Partnership Agreement”) an unconditional release of Seller from its obligations under Section 5.11 (Exclusivity) of the Partnership Agreement, in each case, as promptly as possible after the Closing Date.

ARTICLE 7
COVENANTS OF THE PARTIES

Each party hereto agrees that:

Section 7.01.  Reasonable Best Efforts; Further Assurances.  (a) Subject to the terms and conditions of this Agreement and the Notarial Deed and Assignment Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or desirable under applicable laws and regulations to consummate the transactions contemplated hereby and thereby.

(b)   The parties agree after the Closing to use reasonable commercial efforts to execute and deliver, or to cause to be executed and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 7.02.  Public Announcements.  Except as may be required by applicable law or any listing agreement with any national securities exchange, neither of the parties to this Agreement shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of the consummation of the transactions contemplated by this Agreement or the Notarial Deed and Assignment Agreement  or the terms of such transactions without obtaining the prior written approval of the other party, and the parties shall cooperate as to the timing and contents of any such release or statement.

Section 7.03.  Release.  Effective as of the Closing Date and in consideration for the mutual agreements contained herein, the Joint Venture, on the one hand, and Seller, on the other hand, hereby waive, release and discharge each other from any and all liabilities and obligations (of any kind or nature whatsoever (including without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under the Joint Venture Documents or any other agreement or otherwise at law or equity) arising from or in connection with or related to the business or affairs of the Joint Venture and its Subsidiaries.  Effective as of the Closing Date, neither Seller nor any of its Affiliates shall have any right, title or interest in or to the Joint Venture or any of its Subsidiaries or any of the capital, profits, assets, business or operations of the Joint Venture or any of its Subsidiaries or any right under the Joint Venture Documents and the terms of the Joint Venture Documents or any other agreement shall be modified accordingly.  The foregoing notwithstanding, the provisions of this Section 7.03 shall not release any party from its respective obligations under this Agreement.

Section 7.04.  Termination of Agreements and Arrangements.  In partial consideration of the provisions set forth in Section 5.02 and except as set forth in Section 5.04, effective as of the Closing Date, (a) all agreements and arrangements between the Seller and the Joint Venture shall be terminated without further action by either party and thereafter neither party thereto shall have any further rights or obligations thereunder and (b) coverage of the Joint Venture and its Subsidiaries under all insurance policies of Seller or its Affiliates shall cease.

Section 7.05.  Cooperation on Tax Matters.   (a)  Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any return for income or other taxes of or in connection with the Joint Venture or the transactions contemplated hereby and any audit, litigation or other proceeding with respect to such taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Seller and Buyer agree (i) to retain all books and records with respect to tax matters pertinent to the Joint Venture relating to any taxable period ending before the Closing Date and the taxable period during which the Closing Date falls for a period of three years after the Closing Date and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Seller or Buyer, as the case may be, shall allow the other party to take possession of such books and records at the other party’s expense.

(b)           Seller and Buyer further agree, upon request (and at the requesting party’s expense), to use all reasonable efforts to obtain any certificate or other document from any governmental authority or other Person as may be necessary to mitigate, reduce or eliminate any taxes that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

ARTICLE 8
SURVIVAL; INDEMNIFICATION

Section 8.01.  Survival.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided that the representations and warranties contained in Section 3.02, 3.05, 3.07, 3.08, 4.02, 4.06, 4.07 and 4.08 shall survive indefinitely.  The covenants and agreements contained in this Agreement shall survive in accordance with their terms (or if no survival period is specified, until the end of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof)).  Notwithstanding the preceding sentences of this Section 8.01, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall specify with reasonable detail such inaccuracy or breach and shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.02.  Indemnification.  (a) Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding (whether between the parties to this agreement or involving a third party)) (“Damages”) incurred or suffered by Buyer or its Affiliates arising out of any (i) misrepresentation or breach of any warranty or (ii)  any breach of  any covenant or agreement, in each case, made or to be performed by Seller pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, gross negligence, strict liability or any other liability under any theory of law or equity of Buyer or its Affiliates; provided that Seller’s maximum liability relating to the matters specified in clause (i) above shall not exceed the aggregate amount of the Purchase Price.

(b)   Each of Buyer and, following the Closing, the Joint Venture and its Subsidiaries (on a joint and several basis with Buyer) (collectively, the “Buyer Parties”) hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of (i) (A) any misrepresentation or breach of any warranty or (B) any breach of any covenant or agreement, in each case, made or to be performed by Buyer pursuant to this Agreement and (ii) any claim, suit, proceeding, investigation or other action by a third party and directed at or against Seller or any of its Affiliates to the extent relating to or arising out of (A) the use by Buyer, the Joint Venture or any of its Subsidiaries of any of the Alliance Information or (B) the use by Buyer, the Joint Venture or any of its Subsidiaries of the name “Alliance Capital” (or any derivation thereof), in each case regardless of whether such Damages arise as a result of the negligence, gross negligence, strict liability or any other liability under any theory of law or equity of Seller or any of its Affiliates; provided however, that the Buyer Parties’ maximum aggregate liability relating to the matters specified in clause (i)(A) above shall not exceed the aggregate amount of the Purchase Price.

Section 8.03.  Procedures.  (a) The party seeking indemnification under Section 8.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnification is sought (the “Indemnifying Party”) (i) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnification may be sought under such Section or (ii) if the Indemnified Party becomes aware of any fact, condition or event which is likely to give rise to Damages for which indemnification may be sought under such Section, and in each case will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely affected the Indemnifying Party.

(b)   The Indemnifying Party shall have the right, through counsel of its own choosing and at its own expense, to reasonably and prudently direct the defense or settlement of any Claim asserted by any third party (a “Third Party Claim”), other than any Third Party Claim in which (i) the remedy sought (or likely to be provided) is equitable relief or other non-monetary damages or (ii) there is a significant risk that the Indemnifying Party will be unable to satisfy in full the judgment amount sought (or likely to be provided) or the proposed settlement amount.  The foregoing notwithstanding, in any Third Party Claim in which the name “Alliance Capital” (or any derivation thereof), or the use of such name, is at issue (w) Seller shall have the right, through counsel reasonably acceptable to Buyer, to reasonably and prudently direct the defense or settlement of such Third Party Claim, (x) the fees and expense of such counsel shall be paid by Buyer or the Joint Venture if and to the extent required by Section 8.02(b), (y) Buyer shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose and (z) Seller shall obtain the prior written consent of Buyer (which shall not be unreasonably withheld or delayed) before entering into any settlement of such Third Party Claim if the settlement does not release Buyer or the Joint Venture (as applicable) from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against Buyer or the Joint Venture.

(c)   If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.03, (x) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (y) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  If the Indemnified Party elects to employ separate counsel pursuant to clause (y) above, the fees and expenses of such separate counsel shall be paid by the Indemnified Party, unless (i) the Indemnifying Party and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any Third Party Claim (including any impleaded parties) include the Indemnifying Party and such Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Party, be inappropriate due to actual or potential differing interests between the Indemnifying Party and such Indemnified Party.  For the avoidance of doubt, the immediately preceding sentence is not applicable to the employment of counsel by the Indemnified Party where the Indemnifying Party has no right, or fails to exercise its right, to direct the defense or settlement of a Third Party Claim.  In such cases, all fees of counsel employed by the Indemnified Party shall be paid by Indemnifying Party if and to the extent required by provisions of Section 8.02.  Upon the assumption of the defense of any Third Party Claim by the Indemnifying Party, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment.

(d)   If the Indemnifying Party shall fail promptly to defend such Third Party Claim or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense; provided that the Indemnifying Party shall not be liable for any settlement or compromise of any Third Party Claim made by the Indemnified Party without the consent of the Indemnifying Party.  If the Indemnified Party  assumes the defense of any such Third Party Claim pursuant to this Section and proposes to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the

Indemnifying Party shall have the right to assume or reassume the defense of such Third Party Claim.

(e)   Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.04.  Calculation of Damages.  (a) The amount of any Damages payable under Section 8.02 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies.

(b)   The Indemnifying Party shall not be liable under Section 8.02 for any consequential or punitive Damages or Damages for lost profits.

(c)   Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date the Indemnified Party has actual knowledge of any information that would cause one or more of the representations and warranties made by the Indemnifying Party to be inaccurate as of the date made, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

Section 8.05.  Assignment of Claims.  If the Indemnified Party receives any payment from the Indemnifying Party in respect of any Damages pursuant to Section 8.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 8.06.  Exclusivity.  After the Closing, Section 8.02 will, to the extent permitted by law, provide the exclusive remedy for any claim hereunder, misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 5.01, 5.03, 5.04, 6.01 6.02, 7.02 and 7.05, in each case as to which the parties agree that the remedy of specific performance or injunctive relief may be appropriate) or other claim relating to or arising out of this Agreement or the Notarial Deed and Assignment Agreement, the transactions contemplated hereby or thereby or the Joint Venture.

ARTICLE 9
MISCELLANEOUS

Section 9.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

EFM Holdings GmbH

Palais Corso

Kärntner-Ring 11-16/6.7.3

A-1010 Vienna

Austria

Attention:  Roland Haas

Fax: ++43-1-51671-600

with a copy to:

Golenbock, Eiseman, Assor & Bell

437 Madison Avenue

40th Floor

New York, NY 10022

Attention:  Nathan Assor

Fax:  212-754-0330

if to Seller, to:

Alliance Capital Management Corporation

1345 Avenue of the Americas

New York, New York 10105

Attention:  David R. Brewer, Jr.

Fax:  212-969-1334

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention:  Phillip R. Mills

Fax:  212-450-4800

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.03.  Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 9.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflict of laws rules of such state.

Section 9.06.  Arbitration.  (a) All disputes, controversies, or claims arising out of or relating to this Agreement or the Notarial Deed and Assignment Agreement, or any breach, interpretation of enforcement thereof shall be resolved by arbitration administered by the  American Arbitration Association under its Commercial Arbitration Rules then prevailing (the “Rules”).  Such arbitration shall be held in New York, New York.  Either party may initiate arbitration by sending written notice of its intention to arbitrate to the other specifying a description of the dispute and the remedy sought (the “Arbitration Notice”); provided that in no event may an Arbitration Notice be delivered, or other demand for arbitration be made, after the date on which the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by New York law.  Arbitration shall be by a single arbitrator chosen by the parties; provided that if the parties fail to agree and approve such single arbitrator within thirty (30) days after delivery of the Arbitration Notice, each party shall then select an arbitrator and the two arbitrators so selected shall themselves appoint a third arbitrator.  The arbitration hearing will commence no later than sixty (60) days after the arbitrator(s) is selected.  Expenses of the arbitrator(s) shall be borne by the parties in accordance with the Rules.   Notwithstanding the foregoing, the arbitrator(s) shall not be authorized to award any punitive damages with respect to any such dispute, controversy or claim, nor may either party seek any such damages relating to any matter arising out of, or relating to, this Agreement, the Notarial Deed and Assignment Agreement or the parties’ performance hereunder and thereunder in any other forum.

(b)   The decision of the arbitrator(s) shall be final and binding on the parties, their successors and permitted assigns.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction, and then shall be enforceable against the parties in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended.  The parties intend that this agreement to arbitrate be irrevocable.

Section 9.07.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in two counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Other than as set forth in Section 5.02, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.08.  Entire Agreement.  This Agreement and the Notarial Deed and Assignment Agreement including the exhibits, annexes and schedules hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect hereto and thereto.

Section 9.09.  Severability.  If any provision of this Agreement or any Notarial Deed and Assignment Agreement  shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the other provisions hereof or thereof shall not be affected or impaired thereby.  Upon such a declaration, the parties shall modify this Agreement or the relevant Notarial Deed and Assignment Agreement  so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby and thereby are consummated as originally contemplated to the fullest extent possible.

Section 9.10.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLIANCE CAPITAL MANAGEMENT CORPORATION OF DELAWARE

By:	/s/ Robert H. Joseph, Jr.
	Name:	Robert H. Joseph, Jr.
	Title:	Senior Vice President & Chief Financial Officer

EFM HOLDINGS GMBH

By:	/s/ Roland Haas
	Name:	Roland Haas
	Title:	Managing Director

In consideration of the forgiveness of the
loans owed to Seller by the Joint Venture
pursuant to Section 5.02, and other good
and valuable consideration, the receipt and
sufficiency of which are hereby
acknowledged, the Joint Venture expressly
acknowledges and accepts the provisions of
Sections 6.03, 6.04, 7.03, 7.04 and 8.02(b)
and agrees to comply with and be bound by
the terms thereof:

EAST FUND MANAGEMENTBERATUNG GMBH

By:	/s/ Roland Haas
	Name:	Roland Hass
	Title:	Managing Director